HEI Exhibit 21.1

Hawaiian Electric Industries, Inc.
SUBSIDIARIES OF THE REGISTRANT

The following is a list of all direct and indirect subsidiaries of the registrant as of February 24, 2025. The state/place of incorporation or organization is noted in parentheses and subsidiaries of intermediate parent companies are designated by indentations.
Hawaiian Electric Company, Inc. (Hawaii)
Maui Electric Company, Limited (Hawaii)
Hawaii Electric Light Company, Inc. (Hawaii)
Renewable Hawaii, Inc. (Hawaii)
HE AR INTER LLC (Delaware)
HE AR BRWR LLC (Delaware)
ASB Hawaii, Inc. (Hawaii)
Pacific Current, LLC (Hawaii)
Hamakua Holdings, LLC (Hawaii)
Hamakua Energy, LLC (Hawaii)
HAESP, LLC (Hawaii)
Mauo, LLC (Hawaii)
Upena, LLC (Hawaii)
Alenuihaha Developments, LLC (Hawaii)
Kaʻulakahi Power, LLC (Hawaii)
Kaʻieʻie Waho Company, LLC (Hawaii)
Kaʻaipuaʻa, LLC (Hawaii)
Mahipapa, LLC (Hawaii)
GLSTI, LLC (Hawaii)